EXHIBIT 23.1


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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-102576 on Form S-3 of our reports dated March 3, 2005, relating to the financial statements and financial statement schedule of Orient-Express Hotels Ltd. and to management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Orient-Express Hotels Ltd. and subsidiaries for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus which is part of such Registration Statement.

  /s/ Deloitte & Touche LLP

New York, New York
October 11, 2005